Exhibit 99.1

Press Release For Immediate Release	Contact: Larry Thede	Email:	ir@udr.com

NYSE Trading Symbol: UDR	Phone: 720.283.2450	Web:	www.udr.com

UDR, Inc. Announces Cash Tender Offer
for Its 6.50% Notes Due 2009

DENVER, CO, March 6, 2009 – UDR, Inc. (NYSE: UDR) (the “Company”) today announced that it has commenced a cash tender offer for any and all of its $181,710,000 principal amount of outstanding 6.50% Notes Due 2009 (CUSIP No. 910197AH5) (the “Securities”). The Company intends to pay for all of the Securities purchased pursuant to the tender offer by utilizing its $600 million revolving credit facility which matures in July 2012. The Offer to Purchase, dated today, sets forth the terms of the tender offer.

The Securities will be purchased at a purchase price of $1,000 per $1,000 in principal amount of such Securities validly tendered and accepted for purchase, plus accrued and unpaid interest to, but not including, the date on which the Securities are purchased. The tender offer will expire at 5:00 p.m., New York City time, on March 12, 2009, unless extended (the “Expiration Date”). Any such extension will be followed by a public announcement no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Tendered Securities may be withdrawn prior to, but not after, the Expiration Date.

The tender offer is conditioned upon the satisfaction of certain customary conditions described in the Offer to Purchase. The tender offer is not conditioned upon the tender of any minimum principal amount of Securities. Subject to applicable law, the Company may, at its sole discretion, waive any condition applicable to the tender offer and may extend the tender offer. Under certain conditions and as more fully described in the Offer to Purchase, the Company may terminate the tender offer before the Expiration Date.

The Company has retained Citi to serve as the dealer manager and has retained Global Bondholder Services Corporation to serve as the information agent for the tender offer. Requests for documents may be directed to Global Bondholder Services Corporation by telephone at (212) 430-3774 or (866) 470-3900, or in writing at 65 Broadway — Suite 723, New York, NY, 10006, Attention: Corporate Actions. Questions regarding the tender offer may be directed to Citi at (800) 558-3745.

Neither the Company, its board of directors, the information agent nor the dealer manager makes any recommendation as to whether holders of the Securities should tender or refrain from tendering Securities. This press release is neither an offer to purchase nor a solicitation of an offer to sell the Securities or any other securities. The offer is made only by the Offer to Purchase.

About UDR

UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust (REIT) with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of December 31, 2008, UDR owned 44,388 apartment homes and had 2,242 homes under development and another 289 homes under contract for development in its pre-sale program. For over 37 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.

Forward Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” The words “expect”, “intend”, “believe”, “anticipate”, “likely”, “will” and similar expressions generally identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, expectations concerning the collection of the note receivable from the 2008 portfolio sale, the impact of competition and competitive pricing, acquisitions or new developments not achieving anticipated results, delays in completing developments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multi-family housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian Park project, expectations that automation will help grow net operating income, expectations on post-renovated stabilized annual operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in the Company’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by law.